Exhibit 10.20

NON-STATUTORY STOCK OPTION AWARD CERTIFICATE

Non-transferable

G R A N T TO

«Full_Name»

(“Optionee”)

the right to purchase from Sally Beauty Holdings, Inc. (the “Company”)

«Options» shares of its common stock, par value $0.01, at the price of $     per share (the “Option”)

pursuant to and subject to the provisions of the Sally Beauty Holdings, Inc. 2019 Omnibus Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following page (the “Terms and Conditions”). By accepting the Option, Optionee shall be deemed to have agreed to the Terms and Conditions set forth in this Award Certificate and the Plan. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

Unless vesting is accelerated as provided herein or otherwise in the discretion of the Committee, the Option shall vest (become exercisable) in accordance with the following schedule, provided that Optionee is providing services to the Company on each of the following dates:

Vesting Date	Percent of Option Vested
November 15, 2020	33.33%
November 15, 2021	33.33%
November 15, 2022	33.34%

IN WITNESS WHEREOF, Sally Beauty Holdings, Inc., acting by and through its duly authorized officers, has caused this Award Certificate to be duly executed.

SALLY BEAUTY HOLDINGS, INC. By: Christian A. Brickman Its: President, Chief Executive Officer & Director	Grant Date: November 5, 2019
Acknowledged and Accepted by Optionee: __________________________________

TERMS AND CONDITIONS

1. Vesting of Option. The Option shall vest (become exercisable) in accordance with the schedule shown on the cover page of this Award Certificate. Notwithstanding the vesting schedule, (i) upon the occurrence of a Change in Control, unless the Committee otherwise determines as provided in Section 13.8(b) of the Plan, the Option shall become fully vested and exercisable, and (ii) upon Optionee’s termination of service as a result of Optionee’s death or Disability, that portion of the Option that would have become vested and exercisable on the next vesting date following the effective date of Optionee’s termination of service shall become vested and exercisable.

2. Term of Option and Limitations on Right to Exercise. The term of the Option will be for a period of ten years, expiring at 5:00 p.m., Central Time, on the tenth anniversary of the Grant Date (the “Expiration Date”). To the extent not previously exercised, the Option will lapse prior to the Expiration Date upon the earliest to occur of the following circumstances:

(a) two (2) months after the termination of Optionee’s service with the Company for any reason other than (i) by the Company for Cause or, if Optionee’s employment is subject to the terms of a then-effective written employment agreement between Optionee and the Company or an Affiliate, by Optionee without compliance with, or without “good reason” or words of similar import under, the terms of his or her employment agreement, if any, or (ii) by reason of Optionee’s death, Disability or Retirement;

(b) twelve (12) months after the date of the termination of Optionee’s service with the Company by reason of his or her Retirement, if Optionee does not agree to be bound by Restrictive Covenants (as defined in Section 3 herein);

(c) thirty-six (36) months after the date of the termination of Optionee’s service with the Company by reason of his or her Retirement, if Optionee agrees to be bound by Restrictive Covenants;

(d) twelve (12) months after the date of the termination of Optionee’s service with the Company by reason of his or her Disability;

(e) twelve (12) months after Optionee’s death, if Optionee dies while providing services to the Company, or during the two-month period described in subsection (a) above or during the 12-month period described in subsections (b) or (d) above or during the 36-month period described in subsection (c) above, and before the Option otherwise expires (upon Optionee’s death, the Option may be exercised by Optionee’s estate or other beneficiary designated pursuant to the Plan); or

(f) immediately upon the termination of Optionee’s service with the Company if such termination is (i) by the Company for Cause, or (ii) if Optionee’s employment is subject to the terms of a then-effective written employment agreement between Optionee and the Company or an Affiliate, by Optionee without compliance with, or without “good reason” or words of similar import under, the terms of such employment agreement.

The Committee may, prior to the lapse of the Option under the circumstances described in subsections (a), (b), (c), (d) or (f) above, extend the time to exercise the Option as determined by the Committee in writing, but in no event may the Option be extended beyond the Expiration Date. If Optionee returns to service with the Company during the designated post-termination exercise period, then Optionee shall be restored to the status Optionee held prior to such termination. If Optionee or his or her beneficiary exercises an Option after termination of service, the Option may be exercised only with respect to the portion of the Option that was otherwise vested on Optionee’s termination of service, including any portion of the Option vested by acceleration under Section 1.

3. Retirement. If Optionee’s service with the Company is terminated as a result of his or her Retirement and Optionee agrees to be bound by certain restrictive covenants (including non-competition, non-solicitation, non-disclosure and non-disparagement covenants as determined in the sole discretion of the Company) (“Restrictive Covenants”), for the three-year period following his or her Retirement, then Optionee will continue to vest in the portion of the Option that was not vested and exercisable as of the date of Optionee’s Retirement for the three-year period following Optionee’s Retirement as if Optionee’s service had not terminated, unless Optionee violates the any of the Restrictive Covenants.  If, in the sole discretion of the Committee, Optionee violates one of the Restrictive Covenants during the three-year period following Optionee’s Retirement, then all Options, whether or not vested, shall be immediately forfeited and cancelled as of the date of such violation.  If Optionee’s service with the Company is terminated as a result of his or her Retirement and Optionee does not agree to be bound by Restrictive Covenants, then the Option shall be exercisable only with respect to the portion of the Option that was otherwise vested on Optionee’s termination of service.

4. Exercise of Option. Unless and until changed by the Company, the Option shall be exercised by (a) entering and executing an exercise order with UBS Financial Services Inc. and obtaining an exercise confirmation.  UBS Financial Services Inc. may be reached by telephone at 1-877-763-6447 (within the U.S.) or 1-617-261-2617 (outside the U.S.) or on the UBS Financial Services Inc. website at http://www.ubs.com/onesource/sbh, and (b) payment to the Company in full for the shares of Common Stock subject to such exercise. If the person exercising an Option is not Optionee, such person shall also deliver with the notice of exercise appropriate proof of his or her right to exercise the Option. Payment for such shares of Common Stock shall be (a) in cash, (b) by delivery (actual or by attestation) of shares of Common Stock previously-acquired by the purchaser, (c) by withholding of shares of Common Stock from the Option, or (d) any combination thereof, for the number of shares of Common Stock specified in the exercise notice.  Shares of Common Stock surrendered or withheld for this purpose shall be valued at the Fair Market Value on the date of exercise. To the extent permitted under Regulation T of the Federal Reserve Board, and subject to applicable securities laws and any limitations as may be applied from time to time by the Committee (which need not be uniform), the Options may be exercised through a broker in a so-called “cashless exercise” whereby the broker sells the shares of Common Stock on behalf of Optionee and delivers cash sales proceeds to the Company in payment of the exercise price.  To the extent that the Option is outstanding and exercisable on the Expiration Date, and if the exercise price is less than the Fair Market Value of the Common Stock on the Expiration Date, the Option will be automatically exercised on the Expiration Date by withholding of shares of Common Stock from the Option sufficient to cover the exercise price and the minimum require tax withholding. Evidence of the issuance of the shares of Common Stock purchased pursuant to the exercise of the Option may be accomplished in such manner as the Company or its authorized representatives shall deem appropriate including, without limitation, electronic registration, book‑entry registration or issuance of a certificate or certificates in the name of the Optionee or in the name of such other party or parties as the Company and its authorized representatives shall deem appropriate.  No adjustment will be made for a dividend or other right for which the record date is prior to the date the Optionee receives evidence of the issuance of the Shares. In the event the shares of Common Stock issued upon exercise of this Option remain subject to any additional restrictions, the Company and its authorized representatives shall ensure that Optionee is prohibited from entering into any transaction that would violate any such restrictions, until such restrictions lapse.

5. Post-Employment Non-Solicitation. Optionee agrees that for a period of one year following Optionee’s termination of service with the Company for any reason, Optionee will not either directly or indirectly solicit for employment or otherwise interfere with the relationship of the Company or any Affiliate of the Company with any natural person who is then-currently employed by or otherwise engaged to perform services for the Company or any Affiliate of the Company.  Optionee further agrees that Optionee will not interfere with the business relationship between the Company and any Affiliate of the Company and one of its customers, suppliers or vendors by soliciting, inducing, or otherwise encouraging the customer, supplier or vendor to reduce or stop doing business with the Company and any Affiliate of the Company.  In the event Optionee’s service with the Company is terminated as a result of his or her Retirement, the provisions of this Section 5 shall apply regardless of whether Optionee agrees to be bound to Restrictive Covenants set forth in Section 3.

6. Tax Matters.

(a)Optionee acknowledges that the tax consequences associated with the Option are complex and that the Company has urged Optionee to review with Optionee’s own tax advisors the federal, state, and local tax consequences of this Option.  Optionee is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.  Optionee understands that Optionee (and not the Company) shall be responsible for Optionee’s own tax liability that may arise as a result of this Award Certificate.

(b)The Company or any employer Affiliate has the authority and the right to deduct or withhold, or require Optionee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Optionee’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the exercise of the Option. The obligations of the Company under this Award Certificate will be conditional on such payment or arrangements, and the Company and, where applicable, an employer Affiliate, will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Optionee.  The withholding requirement shall be satisfied by withholding from the Option shares of Common Stock having a Fair Market Value on the date of withholding equal to the amount required to be withheld for tax purposes, all in accordance with such procedures as the Company establishes.

7. Restrictions on Transfer and Pledge. The Option shall be exercisable only by the Optionee during Optionee’s lifetime, or, if permissible under applicable law, by Optionee’s guardian or legal representative or by a transferee receiving such Optionee pursuant to a domestic relations order (a “QDRO”) as defined in Section 414(p)(1)(B) of the Code or Title I of ERISA, or the rules thereunder.  The Option, and any rights under the Option, may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Optionee otherwise than by will or by the laws of descent and distribution or pursuant to a QDRO, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary to receive benefits in the event of Optionee’s death shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.  Notwithstanding the foregoing, the Option may be transferred, without consideration, to a Permitted Transferee. The Option may be exercised by such Permitted Transferee in accordance with the terms of this Award Certificate.  Nothing herein shall be construed as requiring the Company or any Affiliate to honor a QDRO except to the extent required under applicable law.

8. Restrictions on Issuance of Shares of Common Stock. If at any time the Committee shall determine in its discretion, that registration, listing or qualification of the shares of Common Stock covered by the Option upon any securities exchange or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the exercise of the Option, the Option may not be exercised in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

9. Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Award Certificate and this Award Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Award Certificate, the provisions of the Plan shall be controlling and determinative.

10. Limitation of Rights. The Option does not confer to Optionee or Optionee’s beneficiary any rights of a stockholder of the Company unless and until shares of Common Stock are in fact issued to such person in connection with the exercise of the Option.  Nothing in this Award Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Optionee’s service at any time, nor confer upon Optionee any right to continue providing services to the Company or any Affiliate.

11. Successors. This Award Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Award Certificate and the Plan.

12. Notice. Notices hereunder must be in writing, delivered personally or sent by registered or certified U.S. mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Sally Beauty Holdings, Inc., 3001 Colorado Boulevard, Denton, TX 76210, Attn: Secretary, or any other address designated by the Company in a written notice to Optionee. Notices to Optionee will be directed to the address of Optionee then currently on file with the Company, or at any other address given by Optionee in a written notice to the Company.

13. Amendments and Modifications. The Committee or its designee may, in the Committee’s or the designee’s sole and absolute discretion, as applicable, amend or modify this Award Certificate in any manner that is either (i) not adverse to Optionee, or (ii) consented to by Optionee.

14. Compensation Recoupment Policy. This Award Certificate shall be subject to the terms and conditions of any compensation recoupment policy adopted from time to time by the Board or any committee of the Board, to the extent such policy is applicable.